Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated December 29, 2010, with respect to:
i.	the combined financial statements of VOC Brazos Energy Partners, L.P. together with interests in certain oil and gas properties of VOC Kansas Energy Partners, L.L.C. under common control with VOC Brazos Energy Partners, L.P.;

ii.	the combined statements of historical revenues and direct operating expenses of the Predecessor Underlying Properties, consisting of the Underlying Properties of VOC Brazos Energy Partners, L.P. and the Underlying Properties of VOC Kansas Energy Partners, L.L.C. under common control with VOC Brazos Energy Partners, L.P.;

iii.	the statement of assets and trust corpus of VOC Energy Trust;

iv.	the statements of historical revenues and direct operating expenses of the Acquired Underlying Properties, consisting of the Underlying Properties of VOC Kansas Energy Partners, L.L.C. not under common control with VOC Brazos Energy Partners, L.P.
These reports are contained in this Prospectus and Registration Statement on Form S-1 of VOC Energy Trust and VOC Brazos Energy Partners, L.P., as co-registrants. We consent to the use of the aforementioned reports in the Prospectus and Registration Statement, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Wichita, Kansas
December 29, 2010